Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Tribune Publishing Company, LLC (the “Company”), a limited liability company, and John Bode (“Bode”), an individual. In consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, the Company agrees to employ Bode and Bode agrees to accept employment with the Company upon the terms and conditions set forth herein.

1.	EMPLOYMENT TERM.

The term of Bode’s employment hereunder shall commence on September 30, 2013 (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through September 29, 2015 (the “Employment Term”).

2.	FREEDOM TO ENTER INTO THIS AGREEMENT.

Bode represents and covenants that: (a) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Bode is a party or by which he is bound; and (b) Bode is not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect his performance of this Agreement.

3.	TITLE AND EMPLOYMENT DUTIES.

During the Employment Term and subject to the terms of this Agreement:

(a) Bode’s title will be Chief Financial Officer. Bode will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with his title and position as the Company may assign him from time to time.

(b) Bode agrees to devote his full business time, attention, and energies to the business of the Company and further agrees that he will perform his duties in a diligent, lawful and trustworthy manner, that he will act in accordance with his title and responsibilities and otherwise conduct himself in accordance with the written business and employee policies and practices of the Company and/or Tribune Company (“Tribune”) as applicable.

(c) Bode will initially be based in and will work out of Florida. The Company reserves the right and Bode agrees to relocate to a location of the Company’s choosing upon not less than ninety (90) days advance written notice. Upon such relocation, if required, the Company will pay up to $50,000 to defray Bode’s actual expenses incurred with respect to the relocation. Reimbursement of relocation expenses will be contingent on Bode’s providing adequate documentation and receipts consistent with the Company’s relocation policies.

4.	COMPENSATION.

During the Employment Term and subject to the terms of this Agreement:

(a) For the services rendered by Bode under this Agreement, the Company will pay Bode a gross base salary of four hundred and fifty thousand dollars ($450,000) per annum (the “Base Salary”). Bode’s Base Salary shall be payable, less all authorized or required deductions, in accordance with the Company’s then-effective payroll practices. The Company will periodically review Bode’s salary and may provide for salary increases during the Employment Term, such increases to be given, if given, in the discretion of the Company.

(b) Subject to Section 8 below, Bode shall have the opportunity to earn a discretionary annual management incentive bonus (“Annual Bonus”), with a target bonus opportunity of seventy five percent (75%) of his Base Salary (the “Target Bonus”), under a bonus plan to be established in good faith by the Company, based upon the achievement of both reasonably attainable annual Company and individual performance objectives as established by the Company. The Annual Bonus payable for any calendar year shall be paid, if paid, less all required or authorized deductions, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, but in no event after March 15th of the calendar year immediately following the calendar year to which such bonus is attributable. Bode’s Annual Bonus for calendar year 2013 shall be no less than the Target Bonus pro-rated based on the period of his employment during 2013.

(c) With respect to 2014 and 2015, Bode shall be granted a combination of restricted stock units (“RSUs”) and nonqualified stock options (“Options”) in Tribune, valued in accordance with Black-Scholes or similar option-pricing model, such awards having an aggregate fair value equal to four hundred and fifty thousand dollars ($450,000) based on the fair market value (the “FMV”) of the Company’s common stock on the date of grant. The equity award each year shall be divided among the two types of awards as follows: RSUs – 50% and Options – 50%. The exercise price for each grant of Options shall be the FMV as of the date of their grant. Each grant of Options and RSUs shall vest in equal annual installments over four (4) years. The RSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company. Except as specifically provided otherwise in the grant agreement, if at all, all unvested Options and RSUs shall terminate immediately upon termination of Bode’s employment for any reason and all vested Options shall terminate immediately upon termination of Bode’s employment by the Company with Cause, as defined below.

5.	BENEFITS.

(a) While employed by the Company, Bode shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its employees in which Bode would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits Bode may be entitled to while employed by the Company shall be based upon his Base Salary and not upon any bonus, incentive or equity compensation due, payable, or paid to Bode, except where, if at all, the benefit plan provides otherwise.

(b) Bode will be eligible to receive four weeks (20 days) of paid vacation per calendar year, pro-rated for partial years, to be scheduled and approved in advance and taken in accordance with the Company’s policies and practices.

6.	BUSINESS EXPENSES.

During the Employment Term, the Company shall reimburse Bode for reasonable travel and other expenses incurred in the performance of his duties hereunder as are customarily reimbursed to employees in accordance with the then-applicable expense reimbursement policies of Company.

7.	RESTRICTIVE AGREEMENTS.

(a) During his employment with the Company (whether or not such employment continues beyond the Employment Term), Bode agrees that his employment is on an exclusive basis and that he: i) will not engage in any activity which is in conflict with his duties and obligations hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; and ii) will not engage in any other activities which could harm the business or reputation of the Company or any of its affiliates.

(b) Bode agrees that during his employment with the Company (whether or not such employment continues beyond the Employment Term) and for twelve (12) months after the date on which his employment with the Company ends for any or no reason (whether terminated by him or by the Company), except as required in the performance of his duties for the Company, he will not: i) employ, either directly or indirectly, any person previously employed by the Company or any of its affiliates unless at such time such person is not then and has not been employed by the Company or any of its subsidiaries, business units, or other affiliates for at least six (6) months, or in any way solicit, entice, persuade or induce, either directly or indirectly, any person to terminate or refrain from renewing or extending their employment with the Company or any of its subsidiaries, business units, or other affiliates; or ii) intentionally interfere with the relationship of the Company with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of the Company, or assist any other person or entity in doing so.

(c) As a consequence of his employment by the Company, Bode will be privy to the highest level of confidential and proprietary business information of the Company and its affiliates, not generally known by the public or within the industry and which, thereby, gives the Company and its affiliates a competitive advantage and which has been the subject of reasonable efforts by the Company and its affiliates to maintain such confidentiality. Except as required by law or as expressly authorized by the Company in furtherance of his employment duties, Bode shall not at any time, during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used in this Agreement, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Bode in the course of his employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Bode’s breach of this Agreement or breach by any person of some other obligation. Nothing herein prohibits Bode from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Bode shall first promptly notify the Company if he receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

(d) Bode hereby acknowledges and agrees that the Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation all copyrights, trademarks, service marks, trade names, slogans, inventions (whether patentable or not), patents, trade secrets and other intellectual property and/or proprietary rights therein, including without limitation all rights to sue for infringement thereof (collectively, “IP Rights”). The Company’s right, title and interest in and to the Works includes, without limitation, the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, the right to modify and create derivative works of or from the Works without any payment of any kind to Bode, and the right to exclusively register or record any IP Rights in the Works in the Company’s name. Bode agrees that all Works shall be “works made for hire” for the Company as that term is defined in the copyright laws of the United States or other applicable laws. To the extent that any of the Works is determined not to constitute a work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, Bode agrees that his signature on this Agreement constitutes an assignment (without any further consideration) to the Company of any and all of Bode’s respective IP Rights and other rights, title and interest in and to any and all Works. “Works” means any inventions, invention disclosures, developments, improvements, trade secrets, brands, logos, drawings, trademarks, service marks, trade names, documents, memoranda, data, software programs, object code, source code, ideas, original works of authorship, or other information that Bode conceives, creates, develops, discovers, makes or acquires, in whole or in part, either solely or jointly with another or others, during or pursuant to the course of his employment by the Company or its affiliates, and that relate directly or indirectly to the Company or any of its affiliates or their respective businesses, or to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and that are made through the use of any of the Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for the Company or any of its affiliates, or that is based on any information of, or provided to him by, the Company or any of its affiliates. Bode hereby is and has been notified by the Company, and understands that the foregoing provisions of this Section 7(d) do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on his own time, unless: (a) the invention relates at the time of conception or reduction to practice (i) to the business of the Company or any of its affiliates or (ii) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Bode for the Company or any of its affiliates.

(e) It is mutually agreed and stipulated between Bode and the Company that the covenants set forth in Section 7(a) through 7(d) of this Agreement are necessary to protect the legitimate business interests of the Company and its affiliates and are reasonable, including without limitation in time and scope.

(f) The amount of actual or potential damages resulting from Bode’s breach of any provision of Section 7(a) through 7(d) of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Bode of any provision of Section 7(a) through 7(d) of this Agreement will result in immediate and irreparable injury and harm to the Company and its affiliates for which the Company and its affiliates will have no adequate remedy at law. The Company and/or its affiliates, thus, will be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security. The Company’s and/or its affiliates’ resort to such equitable relief will not waive any other rights that any of them may have to damages or other relief, and the Company and/or its affiliates shall be entitled to reasonable attorney’s fees and costs incurred in pursuing such an action should any of them prevail.

8.	TERMINATION/POST-TERMINATION PAYMENTS.

(a) This Agreement, except for Section 7(d) above, will automatically terminate if Bode dies. In such case, the benefits available to his estate, heirs and beneficiaries shall be determined in accordance with the applicable benefit plans and programs then in effect, and the Company shall not have any further obligations under this Agreement. This Agreement, except for Section 7(d) above, will not survive Bode’s death, and will not inure to the benefit of his heirs, assigns and/or designated beneficiaries

(b) The Company may terminate Bode’s employment at any time during the Employment Term for “Cause.” “Cause” shall be determined by the Company in its unfettered good faith discretion, but shall mean the occurrence of any one or more of the following:

(i) a material failure by Bode to perform his duties of employment in a manner reasonably satisfactory to the Company after having been notified in writing of such specific performance deficiencies and having not less than thirty (30) days to correct the deficiencies;

(ii) failure or refusal to implement or follow reasonable and lawful directives of the Company or Tribune;

(iii) a material breach of any material provisions of this Agreement, or a material violation of the then existing policies, procedures or rules of the Company or Tribune, as applicable;

(iv) the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company) or the commission of or nolo contendere or guilty plea to any felony; or

(v) intentional misconduct materially injurious to the Company, its affiliates or subsidiaries, either monetarily or otherwise.

(c)(1) The Company may terminate Bode’s employment, at any time, other than for Cause as defined above. If the Company terminates Bode’s employment during (and not after) the Employment Term other than for Cause as defined above, it will provide him within twenty (20) days after the date on which Bode’s employment terminates with a Waiver and General Release (the “Waiver”) of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above, and provided that on or within twenty one (21) days after the date on which Bode receives the Waiver or such longer period as may be applicable under the ADEA, Bode: i) signs, dates and returns the Waiver to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will, as liquidated damages (“Liquidated Damages”), pay Bode twelve (12) months of his Base Salary, less all required or authorized deductions, said payment to be made within fifteen (15) days after the date on which the Company receives a signed and dated copy of the Waiver from Bode.

(2) The parties expressly agree that the Company’s payment of Liquidated Damages pursuant to Section 8(c)(1) above precludes Bode from eligibility for or entitlement to any and all other damages, including but not limited to compensation, benefits or perquisites, subject to any benefits that may be vested under the terms of applicable benefit plans in which he participates. Notwithstanding any other provision of this Agreement, Bode shall not participate in or be eligible under (and Bode hereby waives participation in) any other severance or severance-related plan or program of the Company or any of its affiliates in effect at any time (whether his employment terminates or is terminated with or without Cause during the Employment Term).

(d) Following any termination of Bode’s employment, except as otherwise provided in section 8(c) in the case of a termination other than for Cause during the Employment Term, the obligations of the Company to pay or provide Bode with compensation and benefits under Sections 4 and 5 above shall cease, and the Company shall have no further obligations to provide compensation or benefits to Bode hereunder, except: (i) for payment of any accrued but unpaid Base Salary; (ii) for payment of any unreimbursed expenses incurred through the date of termination of employment and timely submitted for reimbursement; (iii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Bode participates, other than severance plans or policies, and (iv) as otherwise expressly required by applicable law.

9.	COMPLIANCE WITH IRS CODE SECTION 409A.

It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Bode to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Bode’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Bode pursuant to this Agreement shall be conditioned on the submission by Bode of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Bode in accordance with Company practices following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Bode incurred the reimbursable expense. Notwithstanding any other provision in this Agreement, if on the date of Bode’s separation from service (as defined in Section 409A of the Code) (i) the Company or any of its affiliates is a publicly traded corporation and (ii) Bode is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Bode’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Bode’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Bode’s separation from service or (y) the date of Bode’s death.

10.	NOTICES.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to Tribune Publishing Company, LLC, c/o Chief Executive Officer, 435 N. Michigan Avenue, Chicago, IL 60611; and (b) if to Bode, to his last known home address in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and shall be effective upon personal delivery, upon the fourth (4th) day after mailing by certified mail, or upon the second (2nd) day after sending by express courier service.

11.	COMPANY PROPERTY

Except as required in furtherance of Bode’s employment, Bode will not remove from the Company’s premises any property of the Company or its affiliates, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, “Property”). Upon any termination at any time by either party of Bode’s employment for any or no reason, Bode shall return to the Company, and shall not alter, delete or destroy, any and all Property, including without limitation any and all laptops and other computer equipment, blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.

12.	NONDISPARAGEMENT.

Bode agrees that he will not at any time during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter take (directly or indirectly, individually or in concert with others) any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon the reputation, goodwill, or standing in the community of the Company, Tribune Company or any of their respective subsidiaries, business units, other affiliates, officers, directors, employees and/or agents, provided that nothing herein shall prohibit Bode from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

13.	ASSIGNMENT.

This is an Agreement for the performance of personal services by Bode and may not be assigned by Bode. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, (b) Tribune Company, or its subsidiaries, business units, or other affiliates and its/their respective legal successors; and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company.

14.	GOVERNING LAW; INTERPRETATION OF THE AGREEMENT.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois (without giving effect to the choice of law principles thereof). Bode and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement’s provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

15.	COMPLETE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters, including without limitation concerning Bode’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreements with or involving the Company or any of its affiliates. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Employee and an authorized representative of the Company.

16.	SEVERABILITY/REFORMATION.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.	SURVIVAL.

Except as provided in Section 8(a) above, the provisions of Section 2 and of Sections 7 through 17 (inclusive) of this Agreement shall survive any expiration of the Employment Term and any termination of Bode’s employment at any time (whether during or after the Employment Term) by either party with or without Cause, and shall not be limited or discharged by any alleged breach or misconduct on the part of the Company.

TRIBUNE PUBLISHING COMPANY LLC
JOHN BODE

By:

Date: September 11, 2013	Date: